EXHIBIT 10.6

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made as of October 1, 2013 by and between RBS Citizens Financial Group, Inc. (the “Company”) and Bruce Van Saun (“Executive”) (certain capitalized terms used herein being defined in Section 14).

WHEREAS the Company desires to employ Executive with effect from the Commencement Date and to enter into this Agreement embodying the terms of such employment; and

WHEREAS Executive desires to accept such employment and enter into this Agreement;

WHEREAS Executive and RBS mutually desire to terminate the service agreement between them dated July 31, 2009 (the “Prior Agreement”) upon effect of this Agreement without triggering any entitlement under the Prior Agreement or any bonus, incentive or compensation schemes or plans;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

Section 1. Employment At-Will

(a) Executive’s employment with the Company shall be strictly “at-will” and not for any fixed term. Executive understands and acknowledges that no statement, whether written or verbal, by the Company or any of its officers, employees or representatives may in any way modify, alter or change the strictly “at-will” nature of Executive’s employment relationship with the Company, and both Executive and the Company retain the right to terminate Executive’s employment at any time, for any reason or no reason, subject to the provisions of Sections 1 (b)-(f) of this Agreement. It is acknowledged that for seniority purposes Executive’s original hire date of September 8, 2009 remains in effect.

(b) Termination for Cause by the Company. Executive’s employment hereunder may be terminated at any time without prior notice by the Company for Cause, except that to the extent the act, omission or otherwise which forms the basis of the Cause termination may be cured to the Company’s satisfaction, the Company shall give Executive written notice specifying the basis for the Cause termination and what corrective steps Executive must take to cure, and Executive shall have a period of sixty (60) days to cure. For the avoidance of doubt, if the Company believes in good faith that the act, omission or otherwise underlying the Cause termination is not curable, the Company need not give written notice and an opportunity to cure. Additionally, in the event the Company sees fit to provide Executive with written notice and opportunity to cure, at the end of the sixty (60) day cure period the determination as to whether a cure was accomplished shall rest in the Company’s sole discretion. The Company must act in good faith in making such a decision.

(c) Termination by Death, Retirement or Disability. Executive’s employment hereunder shall terminate upon Executive’s death or Retirement. Upon termination for death or Retirement, Executive (or Executive’s estate as the case may be) shall receive Executive’s Base Salary and Pension and Benefit Funding, at the rate in effect at the time of Executive’s death or Retirement, through the end of the month in which Executive’s death or Retirement occurs. Executive’s employment hereunder shall also terminate in the event of Executive’s Disability. Upon termination of Executive’s employment hereunder for Disability, Executive shall be entitled to receive Executive’s Base Salary and Pension and Benefit Funding, at the rate in effect at the time of Executive’s Disability, through the date on which Executive is first eligible to receive payment of long-term disability benefits under the Company’s employee benefit plans as then in effect. All other benefits due to Executive following Executive’s termination for death, Retirement or Disability shall be determined in accordance with the Company’s plans, policies and practices then in effect.

(d) Termination without Cause by the Company. The Company may terminate Executive’s employment for any reason other than Cause, Disability, Retirement or death upon six (6) months’ prior written notice pursuant to Section 1(h) hereof. Upon a termination by the Company for any reason other than Cause, Disability, Retirement or death, the Company may, in its sole discretion, either pay to Executive in accordance with Section 1(i) below an amount equal to six (6) months of Executive’s then Base Salary and Pension and Benefit Funding in lieu of complying with such Notice Period requirement, or direct Executive not to report to work unless otherwise requested by the Company (the “Garden Leave”). The Company shall also pay to Executive an additional lump sum in cash equal to twelve (12) months of Executive’s then Base Salary, such lump sum payment to be made within thirty (30) days of the termination of Executive’s employment. Such payments will be in substitution for any payment that may otherwise have been made to Executive pursuant to the Company’s then current severance practice or plan. If the Company terminates Executive’s employment for any reason other than Cause, Disability, Retirement or death, Executive shall be treated as a good leaver by reason of redundancy for the purposes of Executive’s entitlement under the Deferral Plan and the Company’s equity plans. In addition, provided that Executive’s employment is not terminated by reason of Executive’s personal underperformance (having been given a warning by the Board and a reasonable opportunity to cure any failure), Executive will receive a pro rata target award under the Discretionary Award Program in respect of the year in which such termination occurs, provided only that there is an orderly handover by Executive of his responsibilities and that Executive signs a release and waiver of claims in favor of the Group substantially in the form annexed hereto as Exhibit A. Any additional payments will be at the sole discretion of the Remuneration Committee. During any period of Garden Leave or during the Notice Period under this Section 1(d) or under Section 1(e) the following will apply:

(i) Executive will remain an employee of the Company, will continue to be paid Executive’s then Base Salary and Pension and Benefit Funding, and will continue to be eligible for Employee Benefits;

(ii) Executive will be expected to continue to undertake such duties and responsibilities as are assigned to Executive by the Board, including duties to assist the Company with Executive’s transition from the Company and maintaining the Company’s business, business relationships and goodwill, but notwithstanding the foregoing the Company reserves the right to suspend any or all of Executive’s duties and powers and to relocate Executive’s office to Executive’s personal residence for all or part of the Garden Leave;

(iii) Executive will remain bound by all fiduciary duties and obligations owed to the Company and will remain required to comply with all Company policies and practices and the provisions of this Agreement;

(iv) Executive may not, unless with the prior written consent of the Company or in the discharge of duties and responsibilities in accordance with Section 1(d)(ii) above, contact or attempt to contact any client, customer, agent, professional adviser, employee, supplier or broker of the Company or any member of the Group;

(v) Executive will not be permitted to work for any other organization or on Executive’s own behalf without the Company’s prior written consent, but may search for other employment opportunities; and

(vi) All other terms and conditions of Executive’s employment (both express and implied) and of this Agreement will remain in full force and effect until the end of the Garden Leave or Notice Period, and the terms of Sections 7, 8, 9, 10, 11 and 12 shall survive termination of this Agreement.

(e) Termination by Executive. Executive may terminate Executive’s employment for any reason (other than for Good Reason) effective six (6) months (or such shorter period as is mutually agreed) following Executive’s delivery of Notice of Termination to the Board. Upon receipt of such Notice of Termination, the Company may, in its sole discretion, either pay to Executive in accordance with Section 1(i) below an amount equal to six (6) months of Executive’s then Base Salary in lieu of complying with such Notice Period requirement or place Executive, during the Notice Period, on Garden Leave subject to the terms and conditions set forth in Section 1(d). Executive and the Company will mutually agree on how pro rata awards will be handled during such Notice Period, should Executive be required to work during such Notice Period. All payments under this Section 1(e) shall be subject to Executive’s signature of a release and waiver of claims in favor of the Group substantially in the form annexed hereto as Exhibit A.

(f) Termination by Executive for Good Reason. Executive may resign for Good Reason by providing written notice to the Company stating the basis of such resignation. If the Company fails to cure the action or inaction that forms the basis of such resignation within thirty (30) days of receipt of such notice then Executive’s employment will be terminated effective as of the last day of that thirty (30) day cure period, and the Company shall pay to Executive in accordance with Section 1(i) below an amount equal to six (6) months of Executive’s then Base Salary and Pension and Benefit Funding in lieu of complying with the Notice Period requirement. The Company shall also pay to Executive an additional lump sum in cash equal to twelve (12) months of Executive’s then Base Salary, such lump sum payment to be made within thirty (30) days of the termination of Executive’s employment. Such payments will be in substitution for any payment that may otherwise have been made to Executive pursuant to the Company’s then current severance practice or plan. If Executive terminates Executive’s employment for Good Reason, Executive shall be treated as a good leaver by reason of redundancy for the purposes of Executive’s entitlement under the Deferral Plan and the Company’s equity plans. In addition, Executive will receive a pro rata target award under the Discretionary Award Program in respect of the year in which such termination occurs, provided only that there is an orderly handover by Executive of his responsibilities and that Executive signs a release and waiver of claims in favor of the Group substantially in the form annexed hereto as Exhibit A. Any additional payments will be at the sole discretion of the Remuneration Committee.

(g) Good leaver status. If Executive remains continuously employed with the Group for five (5) years (i.e. until 8 September 2014) or a shorter period if mutually agreeable, and gives at least six (6) months’ Notice of Termination should Executive initiate termination of Executive’s employment, then provided that in the opinion of the Board Executive has not committed any acts or made any omissions capable of giving rise to a termination for Cause, the following good leaver terms will apply:

(i) Executive shall be treated as a good leaver by reason of redundancy for the purposes of Executive’s entitlement under the Deferral Plan and the Company’s equity plans;

(ii) the vesting of LTIP awards will not be pro-rated to reflect the proportion of the performance period that has elapsed at termination of Executive’s employment;

(iii) the vesting of any awards that were not vested at the time Executive’s employment terminated, as outlined above, will be subject to restrictive covenants that will require Executive not to have taken, prior to vesting, any employment with any of the following: Barclays, HSBC, Lloyds, Standard Chartered, JP Morgan Chase, Bank of America, Citigroup, Wells Fargo, US Bancorp, PNC, Fifth Third, Sun Trust, Comerica, KeyCorp, BB&T or any other competitor of the Group or CFG which RBS, in its reasonable judgment believes, from time to time, should be added to the list (and if Executive wishes to take up a position with any of the entities on the list he should notify the Board of that wish and the Board will consider in good faith whether to release him from the restrictions in this Section 1(g)(iii) to the extent permitted to allow him to take up such position (and the Board will not unreasonably decline to provide such release)); and

(iv) the clawback provisions in the rules of the relevant plans will continue to apply following the termination of Executive’s employment, but will be exercised in good faith and will not be targeted towards Executive as an individual unless the circumstances at the time make that appropriate.

(h) Notice of Termination and Notice Period. Any purported termination of employment by the Company or by Executive shall be communicated by Notice of Termination to the other party hereto in accordance with the relevant subsection of Section 1 and Section 14 hereof.

(i) Payment in lieu of notice. Where the Company has the right under this Agreement to make a payment to Executive in lieu of complying with any Notice Period requirement, any such payment will be made subject to the following conditions: (1) any payment will be released in equal installments on the Company’s normal pay dates throughout the relevant Notice Period; (2) if Executive secures new full time employment he will disclose that fact to the Company without delay and Executive will have no right to any further payments in lieu of notice (whether in whole or in part) from the date on which he commences such new employment or engagement; (3) if Executive secures any other means of generating income (e.g. a consultancy or directorship or any other engagement or appointment) he will disclose that fact to the Company without delay and any remaining payments in lieu of notice will be reduced as appropriate to offset such income; and (4) any payment will be subject to such deductions as the Company is required by law to make.

(j) Sale of the Company. Subject to the conditions set out in this Section 1(j), if within six months of a Disposal the relevant Acquirer terminates Executive’s employment or Executive resigns in direct response to being assigned to a position within the Acquirer’s group which, in terms of the nature or scope of Executive’s responsibilities, authorities, powers, functions or duties (rather than simply reporting line), would not reasonably be regarded as being equivalent to or more senior than Executive’s position immediately prior to the Disposal, then Executive shall be entitled to receive a payment equal to two times the sum of the Base Salary and Pension and Benefit Funding set out at Section 3(a) and 3(b) below (subject to such deductions as the Company is required by law to make) and shall be treated as a good leaver by reason of redundancy for the purposes of Executive’s entitlement under the Deferral Plan and the Company’s equity plans. Any deferred compensation awards made to Executive that have not vested at the time of such termination will continue to vest on the dates originally set for vesting (although the Remuneration Committee will give due consideration to allowing such awards to vest at termination) subject to the rules of the LTIP, save that vesting will be set at two thirds of face value and, provided all relevant conditions set out at Section 1(g) above are met, awards will not be pro-rated to reflect the proportion of the performance period that has elapsed at termination of Executive’s employment. In addition, provided that Executive’s employment is not terminated by reason of Executive’s personal underperformance (having been given a warning by the Board and a reasonable opportunity to cure any failure), Executive will receive a pro rata target award under the Discretionary Award Program in respect of the year in which such termination occurs. Any additional payments will be at the sole discretion of the Remuneration Committee. No payments shall be payable in accordance with this Section 1(j) where:

(i) Executive has been offered or has accepted any employment or engagement with the Acquirer which, in terms of the nature or scope of Executive’s responsibilities, authorities, powers, functions or duties (rather than simply reporting line), might reasonably be regarded as being equivalent to, or more senior than, Executive’s position immediately prior to the Disposal, pursuant to which his services are provided to the Acquirer or any of its Subsidiaries or Affiliates, whether directly or indirectly;

(ii) there has in the opinion of the Company been any material underperformance by Executive or the business as against agreed objectives and plans (as updated from time to time);

(iii) circumstances exist that would entitle the Company or the Acquirer to terminate Executive’s employment for Cause; or

(iv) any “clawback” provisions in the Deferral Plan or the Company’s equity plans have been triggered, resulting in the reduction of deferred compensation.

Any payment made in accordance with this Section 1(j) shall be in substitution for any payments to which Executive may otherwise have been entitled in accordance with Sections 1(b)–(f) of this Agreement, shall be in full and final settlement of all claims Executive may have arising out of or in connection with his employment or its termination and, if so determined by the Company, shall be conditional upon Executive’s signature of a release and waiver of claims in favor of the Group substantially in the form annexed hereto as Exhibit A. Any payment made in accordance with this Section 1(j) shall become due and payable on the date falling six months after the date on which Executive’s employment terminates, provided that none of the circumstances referred to in Section 1(j) (i)-(iv) above apply as at the date of payment. For the purposes of this Section 1(j), the Remuneration Committee shall in its sole and reasonable discretion determine whether a Disposal has occurred and the Company shall in its sole and reasonable discretion determine whether any of the circumstances referred to in Section 1(j) (i)-(iv) above apply.

(k) Other Agreements. Executive agrees that termination of employment hereunder for any reason will be deemed an immediate resignation by Executive as a member of any board of directors of or other position with the Company or any member of the Group. Executive also agrees to take such action as the Company or any member of the Group deems reasonably necessary or desirable to evidence such resignation, and hereby irrevocably authorizes the Company to appoint a Person in Executive’s name and on Executive’s behalf to sign any documents and do any things necessary to effect such resignation should Executive fail to do so in a timely manner.

(l) In the case of any of the foregoing terminations pursuant to Sections 1(b)-(f), Executive (or Executive’s estate as the case may be) shall be entitled to receive: (1) any earned but unpaid amounts as of the date of termination, including but not limited to the Base Salary and Pension and Benefit Funding through the date of termination, reimbursement for business expenses in the normal course in accordance with the Company’s policies and any bonus and other incentive awards actually awarded and due, but not yet paid, as of the date of termination; (2) any compensation previously deferred by Executive, subject to the rules in place at the time of deferral; (3) payment in lieu of accrued but unpaid vacation days for the year of termination through the date of termination; and (4) other payments and benefits, if any, in accordance with the terms of the Company’s or the Group’s plans and programs in which Executive participates.

(m) Notwithstanding anything herein to the contrary, if at the time of Executive’s separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), Executive is considered a “specified employee” within the meaning of

Section 409A(a)(2)(B)(i) of the Code, and if any payment or benefit that Executive becomes entitled to under this Agreement is considered deferred compensation subject to interest, penalties and additional tax imposed pursuant to Section 409(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable or benefit shall be provided prior to the date that is the earliest of (i) six (6) months and one (1) day after Executive’s date of termination, (ii) Executive’s death, or (iii) such other date as will cause such payment not to be subject to such interest, penalties and additional tax, and the initial payment or provision of benefit shall include a catch-up amount covering amounts that would otherwise have been paid during the first six (6) month period but for the application of this Section 1(m). The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

Section 2. Position

(a) Position. During Executive’s employment, Executive shall serve as Chief Executive Officer and Chairman of Citizens Financial Group, and Head of RBS Americas. In this position, Executive shall report directly to the Group Chief Executive and Executive shall continue to be a member of the Group Executive Committee.

(b) Best Efforts. During Executive’s employment, Executive shall: (1) faithfully and efficiently perform Executive’s duties hereunder, comply with the Group’s policies, procedures, bylaws, rules, code of conduct and practices, as the same may be amended from time to time, and obey all reasonable and lawful directions given by or under the authority of the Board; (2) satisfy all relevant requirements, recommendations, rules and regulations as amended from time to time of any regulatory body whose consent is required to enable Executive to undertake (or continue to undertake) Executive’s duties hereunder and all other regulatory authorities relevant to the Company or any member of the Group; (3) refrain from engaging in any other business, profession or occupation for compensation or otherwise which would conflict, directly or indirectly, with the rendition of services to the Company, without the prior written consent of the Board (except that Executive may engage in charitable and community activities and manage Executive’s personal investments provided that such activities do not materially interfere with the performance of Executive’s duties hereunder or conflict with the conditions of Executive’s employment); (4) refrain from engaging in any conduct prejudicial to the interests and reputation of the Group but instead endeavor to promote and extend the business of the Group and protect and further its interests and reputation; and (5) other than in the proper performance of Executive’s duties hereunder, refrain from introducing to any other Person business of a kind in which the Company or any member of the Group is for the time being engaged or capable of becoming engaged or with which the Company or any member of the Group is able to deal in the course of its business.

(c) Personal performance. Executive’s performance and discharge of Executive’s duties and responsibilities hereunder shall be the subject of regular review, the object of which is to assess performance during the period under review and to set agreed performance standards for future review periods. The rules of the Deferral Plan and the Group’s other equity and long term incentive plans contain clawback provisions that allow the Group to reduce deferred compensation awards in whole or in part (in its reasonable judgment) if (broadly stated) performance based rewards later prove not to be justified in the longer term. These clawback provisions will continue to apply to any deferred compensation awards made to Executive such that the Group may reclaim any unvested part of Executive’s deferred compensation in the light of the performance of the Group, the Company, any member of the Group and any business area or team, and also based on Executive’s conduct, capability or performance, although it is agreed that for any awards made after the public listing of at least 30% of the Company’s shares, and for the portion of prior awards relating to the period post such public listing, it is the performance of the Company rather than the Group that will be the main factor influencing the operation of generally applied clawback.

(d) Directorships. Executive may be required, at the sole discretion of the Company, to perform services for any member of the Group and may be required to undertake the role and duties of an officer or non-executive director of other companies in the Group. No additional remuneration will be paid in respect of these appointments and Executive shall, at the request of the Company or the relevant member of the Group, immediately resign from any such office without claim for compensation.

(e) Location. During the period of Executive’s employment, Executive shall be based in Stamford, Connecticut but may be relocated within a fifty (50) mile radius of the same location at the Company’s sole discretion. Additionally, Executive may be required to travel elsewhere in the world in the performance of Executive’s duties.

(f) Group Executive Committee Shareholding Requirements. Executive will be subject to the Group’s formal shareholding requirements for Group Executive Committee members. Group Executive Committee members are required to hold shares equivalent to 125 per cent of base salary and have five years from the date of appointment to the Group Executive Committee in which to meet this requirement. The requirement is based on beneficial shareholdings only and unvested deferred shares and unvested LTIP awards will not be taken into account in meeting requirements. The Group Chief Executive will consider these requirements in determining whether or not to give clearance to deal for share transactions.

Section 3. Remuneration.

(a) Base Salary. The Company shall pay Executive a base salary (the “Base Salary”) at the initial annual rate of $1,370,000, in substantially equal installments as it is earned not less frequently than monthly in accordance with the Company’s usual payroll practices. Executive shall be entitled to such increases in Executive’s Base Salary as may be determined from time to time at the sole discretion of the Remuneration Committee.

(b) Pension and Benefit Funding. The Company shall pay Executive a cash amount to fund the provision of pension and benefits (the “Pension and Benefit Funding”) at the initial annual rate of $519,659, in substantially equal installments as it is earned not less frequently than monthly in accordance with the Company’s usual salary payroll practices. Executive shall be entitled to such increases in Executive’s Pension and Benefit Funding as may be determined from time to time at the sole discretion of the Remuneration Committee. Executive may elect to use some of the Pension and Benefit Funding to contribute to a pension or retirement savings plan, provided that if the Company is required to contribute to such a plan then any Company contributions, whether core or matching, will be funded by deduction from the Pension and Benefit Funding.

(c) Discretionary Deferred Award. Executive will be eligible to take part in the discretionary deferred award program for the relevant business unit (the “Discretionary Award Program”). The Discretionary Award Program rewards performance during the financial year from January 1 to December 31, and is based on achievement against a mix of targets, which may include personal, team, business, Company and Group targets and external economic considerations. The Company may in its absolute discretion provide Executive an award of such amount, at such intervals and subject to such conditions as the Company may in its sole discretion determine appropriate from time to time. Any such award may be paid in cash, shares or any other form, may be deferred in full or in part as provided in accordance with the Deferral Plan, and may be forfeited or reduced in such circumstances and on such terms as the Company, acting in good faith and in its sole discretion, determines appropriate. The exercise of discretion in one financial year shall not bind the Company or act as a precedent for its exercise of discretion in any other financial year. The Company reserves the right to change the rules of any award schemes, or to cancel such schemes, at any time without prior notice. In the event of any conflict, the rules of the relevant Discretionary Award Program and the Deferral Plan (both as they may be amended from time to time) shall take precedence over the terms of this Agreement.

Section 4. Incentive Compensation Plans.

Executive shall, at the absolute discretion of the Remuneration Committee, be eligible to participate in the LTIP, subject to the rules of that plan as they may be amended from time to time at the Company’s sole discretion. The exercise of discretion in one financial year shall not bind the Company or act as a precedent for its exercise of discretion in any other financial year.

Section 5. Other Employee Benefits, Vacation and Perquisites.

(a) Employee Benefits. Executive may participate in and receive Employee Benefits. Generally, Employee Benefits shall start on the first date of the month immediately following the Executive’s commencement of performance, unless otherwise provided in accordance with the terms of the applicable plan document, program, policy or practice. Copies of all pertinent plan, program or policy documents will be provided to Executive on request, to the extent the same are within the Company’s control. The Company will not have any liability to pay any benefit to Executive under any insurance plan or program unless it receives payment of the benefit from the insurer. All benefits and the plans, programs, policies, or practices relating to them may be changed at any time by the Company within its sole discretion.

(b) Paid Time Off. In addition to any applicable statutory holidays, Executive shall be entitled to accrue twenty seven (27) days of paid time off (“PTO”) annually, which may be scheduled as time off away from work in accordance with the Company’s current PTO policy as applicable in the United States.

(c) Perquisites. Executive shall be provided such additional perquisites and fringe benefits as are generally made available to other executives of the Company who are based in the United States. Executive shall also be entitled to business use of a Company car and driver.

(d) Reimbursement of Business Expenses. Reasonable, customary and necessary travel, entertainment and other business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with the Company’s policies then in effect, subject to such reasonable substantiation and documentation as may be required by the Company from time to time.

(e) Sickness. Executive will be eligible for all payments in respect of short and long-term disability generally made available from time to time to other executives of the Company who are based in the United States. Unless required under applicable federal or state law, Executive does not have any contractual or other right to payment in respect of any period of absence due to sickness or incapacity and any such payments will be made at the Company’s sole discretion. Executive shall at any time (including during any period of incapacity), at the request and expense of the Company, submit to medical examinations by a medical practitioner nominated by the Company, to the extent permitted by applicable federal and state law. Executive agrees, and hereby authorizes, that the results of any such medical examination be disclosed to the Company, subject to the provisions of the United States Health Insurance Portability and Accountability Act of 1996.

(f) Tax support. The tax and advisory services currently provided to Executive by RBS will continue to be provided through the UK tax year ending March 2016 and the US tax year ending December 2015, unless Executive’s employment is terminated prior to March 2016 for Cause or by reason of Resignation, in which case the support will extend only to the current open tax years.

(g) Relocation. The Company will provide reasonable assistance in relation to Executive’s relocation to the United States, including reimbursement of relocation expenses in accordance with the Group Relocation Policy.

Section 6. Staff Dealing.

Executive is subject to the Company’s Staff Dealing Rules (and divisional rules where applicable) which may require prior permission be obtained before Executive is permitted to deal in most types of securities transactions. Requests must be submitted in writing on the appropriate Company form. The Company also operates a closed period during which Executive will not be permitted to deal in Group shares. Failure to abide by these rules will constitute serious misconduct and may lead to criminal proceedings and/or the immediate termination of Executive’s employment.

Section 7. Non-Competition, Non-Solicitation.

(a) Non-Competition. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and the other members of the Group. Accordingly, Executive agrees that during the Employment Term and Non-Competition Restricted Period neither Executive nor any person or enterprise controlled by Executive will hold any position as employee, director, officer, consultant, partner, agent or principal in or with any of the following: Barclays, HSBC, Lloyds, Standard Chartered, JP Morgan Chase, Bank of America, Citigroup, Wells Fargo, US Bancorp, PNC, Fifth Third, Sun Trust, Comerica, KeyCorp, BB&T or any other competitor of the Group or CFG which RBS, in its reasonable judgment believes, from time to time, should be added to the list. If Executive wishes to take up a position with any of the entities on the list he should notify the Board of that wish and the Board will consider in good faith whether to release him from the restrictions in this Section 7(a) to the extent permitted to allow him to take up such position (and the Board will not unreasonably decline to provide such release). Notwithstanding the foregoing, nothing in this Section 7(a) shall prohibit Executive’s ownership of less than two per cent (2%) of the outstanding shares of the stock or other equity of any company engaged in any business, which shares or other equity are regularly traded on a national securities exchange or in any over-the-counter market or the provision of services to a subsidiary, division or affiliate of a competitive business if such subsidiary, division or affiliate is not itself engaged in a competitive business and Executive does not provide services to, or have any responsibilities regarding, the competitive business. The terms of this Section 7(a) shall not apply with respect to the Non-Competition Restricted Period in the event that Executive resigns for Good Reason, as defined in Section 1(f) above.

(b) Non-Solicitation of Employees. Executive agrees that during the Employment Term and Non-Solicitation Restricted Period Executive shall not, directly or indirectly, whether for Executive’s own account or for any other person or entity hire, employ, solicit for employment or hire, or attempt to solicit for employment or hire any Covered Employee. Executive further agrees not to otherwise interfere with the relationship between any Covered Employee and the Company. Notwithstanding anything herein to the contrary, the Company agrees that Executive shall not be deemed in violation of this Section 7(b) if an entity with which Executive is associated hires or engages any employee of the Company or any of its subsidiaries, if Executive was not, directly or indirectly, involved in hiring or identifying such person as a potential recruit or assisting in the recruitment of such employee.

(c) Non-Solicitation of Customers and Prospective Clients. Executive agrees that during the Employment Term and Non-Solicitation Restricted Period Executive shall not, directly or indirectly, whether for Executive’s own account or for any other person or entity, through any corporation, partnership or other business entity of any kind, solicit, assist in soliciting for business or entice away or in any manner attempt to persuade any client or customer or prospective client or customer to discontinue or diminish his, her or its relationship or prospective relationship with the Company, or otherwise provide business to any person, corporation, partnership or other business entity of any kind other than the Company; provided, however, that general solicitation through advertisement shall not constitute solicitation for purposes of this provision. The restrictions in this Section 7(c) shall apply only to: (1) clients, customers or prospective clients or customers introduced to Executive by the Company or a member of the Group; or (2) any customer of the Company or a member of the Group (whether previously known to Executive or introduced to Executive through the Company or the Group) with whom Executive had contact during Executive’s employment by the Company or RBS (including any Notice Period); or (3) any customer or client of the Company or a member of the Group whose identity as a client or potential client became known to Executive as a result of Executive’s employment with the Company or RBS.

(d) Representations. Executive agrees that all of the foregoing restrictions are reasonable and necessary to protect the Company’s business and its Confidential Information and that Executive’s employment by the Company, along with the benefits and attributes of that employment, is good and valuable consideration to compensate Executive for agreeing to all restrictions contained in this Agreement. Executive also acknowledges, represents and warrants that Executive’s knowledge, skills and abilities are sufficient to permit Executive to earn a satisfactory livelihood without violating these provisions. Further, Executive agrees that Executive shall not, following the termination of Executive’s employment with the Company, represent or hold Executive out as being in any way connected with the business of the Group.

(e) Blue Pencil. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 7 and in Section 8 to be reasonable, if a final judicial determination is made by an arbitrator or a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if an arbitrator or a court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

Section 8. Confidentiality; Ownership of Materials; Duty to Return Company Property.

(a) Confidential Information. Other than in the proper performance of Executive’s duties hereunder, Executive will not, either during Executive’s employment or at any time afterwards, whether on Executive’s own behalf or in any capacity or on behalf of any other person, firm, company or organization, disclose or allow to be disclosed to any person or organization or use for Executive’s own benefit or for the benefit of any third party, any Confidential Information. Executive will use Executive’s best endeavors to prevent the disclosure of any Confidential Information and will inform the Company immediately of any instances of disclosure of which Executive becomes aware. For the avoidance of doubt, ‘disclosure’ includes (but is not limited to) disclosure on the internet or through similar means or media including any social media. In relation to Price-Sensitive Information, Executive will also ensure that any disclosure, if required in the proper performance of Executive’s duties, is made in a manner that is compliant with applicable laws and regulations and Group procedures relating to the disclosure of such information. Any breach by Executive of the provisions of this Section 8 will be regarded by the Company as a serious matter and may, if committed while Executive is employed by the Company, result in the immediate termination of Executive’s employment. Executive agrees that the undertakings comprised in this Section 8 are reasonable and necessary to protect the legitimate business interests of the Group both during and after the termination of Executive’s employment.

(b) No Copies. Executive is not permitted to make any copy, abstract, summary or précis of the whole or any part of any document belonging to a member of the Group unless Executive has been authorized to do so by the Company, and shall not at any time use or permit to be used any such items otherwise than for the benefit of the Company in the performance of Executive’s services hereunder.

(c) Exclusions. The obligations in this Section 8 shall not apply: (1) to information or knowledge which is already in the public domain, other than by way of unauthorized use or disclosure (whether by Executive or a third party); (2) where Executive’s use or disclosure of the information has been properly authorized by the Company; (3) to any information which Executive discloses in accordance with applicable public interest disclosure legislation; or (4) to any disclosure required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with jurisdiction to order Executive to disclose or make accessible any information; or (5) any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement.

(d) Duty to Return Confidential Information and Other Company Property. All reports, files, notes, memoranda, e-mails, accounts, documents or other material (including all notes and memoranda of any Confidential Information and any copies made or received by Executive in the course of Executive’s employment (whether during or after) are and shall remain the sole property of the Company or the appropriate member of the Group and, following termination of Executive’s employment or at any other time upon the Company’s request, to the extent within Executive’s possession or control, shall be surrendered by Executive to the duly authorized representative of the Company. Executive agrees that upon termination of Executive’s employment with the Company for any reason, or at any other time upon the Company’s request, Executive will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, all copies thereof or therefrom, in any way relating to the business of the Group, all other property of the Company (including, but not limited to, company car (together with the keys and all documents relating to it), credit cards, equipment, correspondence, data, disks, tapes, records, specifications, software, models, notes, reports and other documents together with any extracts or summaries, removable drives or other computer equipment, keys and security passes) or of any member of the Group in Executive’s possession or under Executive’s control and Executive further agrees that Executive will not retain or use for Executive’s own account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or the Group. Notwithstanding anything to the contrary in this Section 8(d), Executive shall be entitled to retain: (1) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, files containing personal materials and phone books, all exclusive of client contact and other business information; (2) copies of information showing Executive’s compensation or relating to reimbursement of expenses; (3) copies of information that Executive reasonably believes may be needed for tax purposes; and (4) copies of plans, programs and agreements relating to Executive’s employment, or termination thereof, with the Company or RBS.

(g) Declaration of Secrecy. Executive will be required to sign a Declaration of Secrecy in such form as may be required by the Company from time to time.

(h) Reasonableness. Executive agrees that the undertakings set forth in this Section 8 and in Section 9 are reasonable and necessary to protect the legitimate business interests of the Group during, and after the termination of, Executive’s employment, and that the benefits Executive receives under this Agreement are sufficient compensation for these restrictions.

Section 9. Intellectual Property.

(a) Executive agrees that all Intellectual Property that Executive develops or produces in connection with Executive’s employment duties, or which Executive derives from any material produced by Executive or any other employee of the Company or any member of the Group in connection with their employment duties, will be owned by the Company absolutely and Executive hereby assigns all rights to such Intellectual Property to the Company in all countries. Executive agrees, at the Company’s expense, to sign all documents and carry out all such acts as will be necessary to identify and preserve the legal protection of all Intellectual Property; however, the Company will have no obligation to compensate Executive for time spent in connection with any assistance provided unless otherwise required by law. Notwithstanding the foregoing, Executive understands that no provision in this Agreement is intended to require assignment of any of Executive’s rights in an invention for which Executive can prove no equipment, supplies, facilities or Confidential Information or trade secret information of the Company was used, which invention was developed entirely on Executive’s own time, and which invention Executive can prove: (1) does not relate to the business of the Company or the actual or demonstrably anticipated research or development of the Company; and (2) does not result from any work performed by Executive for the Company or the Group. To the extent compatible with applicable state law, these provisions do not apply to any invention which is required to be assigned by the Company to the United States Government. Executive waives ail moral rights in all Intellectual Property which is owned by the Company, or will be owned by the Company, pursuant to this Section 9.

(b) Executive agrees to promptly submit to the Company written disclosures of all inventions, whether or not patentable, which are made, conceived or authored by Executive, alone or jointly with others, while Executive is employed by the Company.

Section 10. Certain Agreements.

(a) Data Protection. Executive shall ensure Executive is familiar with and abides by the Company’s Data Protection policy, procedures and accountabilities. Executive acknowledges that any breach of these procedures may result in the immediate termination of Executive’s employment.

(b) Personal Information. Executive acknowledges and agrees that the Company is permitted to hold personal information about Executive as part of its personnel and other business records and, in accordance with applicable law, may use such information in the course of the Company’s business.

(c) Credit Data. The Company reserves the right, upon five (5) days’ prior written notice, to, and Executive agrees that the Company may, in accordance with applicable law, carry out searches about Executive through credit reference agencies or through the Company’s customer records at any time during Executive’s employment for purposes of identifying any serious debt or other significant financial difficulties of Executive for the purposes of detecting, eliminating or mitigating any particular risk of employee fraud or theft. The Company will only retain the information about Executive which the Company obtains from these searches in accordance with applicable law and for so long as is needed for the purposes set out above (subject to any legal (including any regulatory) obligation which requires the Company to retain that information for a longer period). The credit reference agency will record details of the search but these will not be available for use by lenders to assess the ability of Executive to obtain credit. Executive has the right of access to Executive’s personal records held by credit reference agencies. The Company will supply the names and addresses of such agencies upon request, to help Executive to exercise Executive’s right of access to such records.

(d) Indebtedness. For the reasons referred to above, the Company expects Executive to manage Executive’s personal finances responsibly. The Company requires that Executive draw to the attention of Executive’s manager any serious debt or significant financial difficulties that Executive may have, including those which result in court action being taken against Executive.

Section 11. Remedies.

The Company and Executive agree that it is impossible to measure solely in money the damages which will accrue to the Company by reason of Executive’s failure to observe any of Executive’s obligations under Sections 7, 8 or 9 of this Agreement. Therefore, if the Company shall institute any action or proceeding to enforce such provisions, Executive hereby waives the claim or defense that there is an adequate remedy at law and agrees in any such action or proceeding not to interpose the claim or defense that such remedy exists at law. Without limiting any other remedies that may be available to the Company, Executive hereby specifically affirms the appropriateness of injunctive or other equitable relief in any such action and acknowledges that nothing contained within this Agreement shall preclude the Company from seeking or receiving any other relief including, without limitation, any form of injunctive or equitable relief. Executive also agrees that, should Executive violate the provisions of Section 7 and its subsections such that the Company is forced to undertake any efforts to defend, confirm or declare the validity of the covenants contained within Section 7 of this Agreement, the time restrictions set forth therein shall be extended for a period of time equal to the pendency of any court proceedings, including appeals.

Section 12. Dispute Resolution; Mediation and Arbitration.

Except as provided in the last sentence of this Section 12, to the fullest extent permitted by law, the Company and Executive agree to waive their rights to seek remedies in court, including but not limited to rights to a trial by jury. The Company and Executive agree that any dispute between or among them or their Subsidiaries, Affiliates or related entities arising out of, relating to or in connection with this Agreement or Executive’s employment with the Company or RBS, including but not limited to claims for discrimination or other alleged violations of any federal, state or local employment and labor law statutes, ordinances or regulations, will be resolved in accordance with a confidential two-step dispute resolution procedure involving: (1) Step One: non-binding mediation, and (2) Step Two: binding arbitration under the Federal Arbitration Act, 9 U.S.C. § 1, et. seq., or state law, whichever is applicable. Any such mediation or arbitration hereunder shall be under the auspices of the American Arbitration Association (“AAA”) pursuant to its then current Commercial Arbitration Rules and Mediation Procedures (the “AAA Commercial Rules”). Disputes encompassed by this Section 12 include claims for discrimination arising under local, state or federal statutes or ordinances and claims arising under any state’s labor laws. Notwithstanding anything to the contrary in the AAA Commercial Rules, the mediation process (Step One) may be ended by either party to the dispute upon notice to the other party that it desires to terminate the mediation and proceed to the Step Two arbitration; provided, however, that neither party may so terminate the mediation process prior to the occurrence of at least one (1) mediation session with the mediator. No arbitration shall be initiated or take place with respect to a given dispute if the parties have successfully achieved a mutually agreed to resolution of the dispute as a result of the Step One mediation. The mediation session(s) and, if necessary, the arbitration hearing shall be held in New York, New York. The arbitration (if the dispute is not resolved by mediation) will be conducted by a single AAA arbitrator, mutually selected by the parties, as provided for by the AAA Commercial Rules. The Company will be responsible for the AAA charges, including the costs of the mediator and arbitrator. The Company and Executive agree that the arbitrator shall apply the substantive law of the State of New York to all state law claims and federal law to any federal law claims, that discovery shall be conducted in accordance with the AAA Commercial Rules or as otherwise permitted by law as determined by the arbitrator. In accordance with the AAA Commercial Rules (a copy of which is available through AAA’s website, www.adr.org), the arbitrator’s award shall consist of a written statement as to the disposition of each claim and the relief, if any, awarded on each claim. The Company and Executive understand that the right to appeal or to seek modification of any ruling or award by the arbitrator is limited under state and federal law. Any award rendered by the arbitrator will be final and binding, and judgment may be entered on it in any court of competent jurisdiction. Nothing contained herein shall restrict either party from seeking temporary injunctive relief in a court of law to the extent set forth in Section 11 hereof. In the unlikely event the AAA refuses to accept jurisdiction over a dispute, Executive and the Company agree to submit to Judicial-Arbitration-Mediation Services (“JAMS”) mediation and arbitration applying the JAMS equivalent of the AAA Commercial Rules. If AAA and JAMS refuse to accept jurisdiction, the parties may litigate in a court of competent jurisdiction.

Section 13. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard for the conflict of laws provisions thereof.

(b) Entire Agreement and Amendments; Survivorship; Strict Construction. This Agreement contains the entire understanding and agreement of the parties with respect to the subject matter hereof. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. Reference is made to the offer letter dated [Date] from the Company to Executive (the “Offer Letter”), and the parties acknowledge that in the event of any conflict between the Offer Letter and this Agreement the terms of the Offer Letter shall control. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto, which attaches a copy of this Agreement. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

(c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(d) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(e) Assignment. This Agreement shall not be assignable by Executive. This Agreement shall be freely assignable by the Company without restriction.

(f) Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and permitted assigns.

(g) Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or three (3) business days after mailing registered mail, return receipt requested, postage prepaid or by recognized courier, addressed to the respective addresses set forth on the execution page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company, and with a copy to the Secretary of The

Royal Bank of Scotland Group plc, 36 St Andrew Square, Edinburgh, EH2 2YB, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

(h) Withholding Taxes; Deductions. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation. Executive agrees that the Company may, at any time during Executive’s employment, or in any event upon its termination, deduct from Executive’s remuneration, any monies due by Executive to the Company for any overpayment made and/or outstanding loans, advances, relocation expenses and/or salary paid in respect of excess PTO that was taken but not earned, unless otherwise prohibited by law.

(i) Counterparts; Effectiveness. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto, including by fax or electronic pdf.

Section 14. Defined Terms.

“Acquirer” means a third party purchaser, and “Acquirer’s group” shall mean the Acquirer and its Subsidiaries and Affiliates;

“Affiliate” has the meaning accorded such term under Rule 12b-2 of the Securities Exchange Act of 1934, as in effect on the Commencement Date;

“Board” means the board of directors of The Royal Bank of Scotland Group plc (including any duly authorized committee of the Board);

“Cause” includes the following conduct by, or situation involving, Executive: (i) if Executive willfully commits a material breach of Executive’s obligations hereunder (whether by one or several acts or omissions) or repeats or continues after written warning any material breach of Executive’s obligations hereunder, or is, in the opinion of the Board, guilty of gross misconduct which brings Executive or the Company or any member of the Group into disrepute; (ii) if Executive is guilty of dishonesty in the conduct of Executive’s duties hereunder, gross incompetence, willful neglect of duty, or of mismanagement of Executive’s financial affairs through failure to observe the Company’s rules and procedures for the operation of bank accounts and/or borrowing; (iii) if Executive is found guilty of any felony or any misdemeanor involving dishonesty or if Executive enters a plea of nolo contendere to any felony or any misdemeanor involving dishonesty; (iv) if Executive commits any act of bankruptcy or takes advantage of any statute for the time being in force offering relief to insolvent debtors; or (v) if, as a result of any default on the part of Executive, Executive is prohibited by law from acting as an officer of the Company or any member of the Group.

“Commencement Date” means October 1, 2013;

“Confidential Information” means knowledge about the commercial affairs and business transactions of the Company and the Group including, but not limited to, information about customers, clients, employees or suppliers (whether former, actual or potential), Group contracts, pricing structures, financial and marketing details, terms of business, proposed transactions, business plans, premises, assets, internal communications, intellectual property, technical systems and data, designs, formulae, product lines, projects, operational procedures, research activities, negotiating positions, forward planning, technical and product developments, accounts, finances, computer software and general know-how of the Company or any member of the Group. Confidential Information also includes, without limitation: (1) Price-Sensitive Information; (2) any information contained in documents marked “confidential” or documents of a higher security classification and other information that, because of its nature or the circumstances in which Executive receives it, Executive should reasonably consider to be confidential; and (3) confidential information (howsoever obtained) about or provided by any third party received during the course of Executive’s employment. The Company reserves the right to modify the categories of Confidential Information from time to time;

“Covered Employee” means any person who was employed by the Company or any member of the Group at any time within twelve (12) months prior to the time of the act of solicitation (and who, in the case of the Non-Solicitation Restricted Period following the termination of Executive’s employment, was also employed by the Company or any of its Subsidiaries or Affiliates on the date the Non-Solicitation Restricted Period begins);

“Deferral Plan” means The Royal Bank of Scotland Group plc 2010 Deferral Plan or any successor plans, as amended from time to time;

“Disability” means Executive’s physical or mental incapacitation such that Executive is unable for a period of six (6) months or for an aggregate of six (6) months in any twenty-four (24) consecutive month period to perform Executive’s duties hereunder.

“Disposal” means the sale to an Acquirer of all or substantially all of the Company, whether by share sale, asset sale, a combination of share sales or asset sales, or otherwise, and shall not include an initial public offering of a company which owns, whether directly or indirectly, the Company (or any part thereof), an internal reorganization or reconstruction of the Company (or any part thereof), whether by way of preparation for a sale to an Acquirer or an initial public offering or for any other purpose, or a series of distributions of stock to the public, in each case the effect of which is that the ultimate ownership of the Company remains substantially unchanged;

“Employee Benefits” means any benefits under any and all executive welfare and health benefit plans (including but not limited to group healthcare (medical, vision and dental), life insurance, and short-term and long-term disability plans) and other executive benefit plans (including but not limited to qualified pension plans, retirement savings and 401(k)), if any, that are offered to other executives of the Company who are based in the United States, to the extent Executive is eligible thereunder and in accordance with all other terms and conditions of such plans, policies, programs and practices;

“Employment Term” means the period during which Executive was employed by RBS under the Prior Agreement together with the period during which Executive is employed by the Company under this Agreement;

“Good Reason” means a material breach of this Agreement, or a substantial diminution or other substantial adverse change, not consented to by Executive, in the nature or scope of Executive’s responsibilities, authorities, powers, functions or duties or in Executive’s Base Salary, save that removal of the role of Chairman of Citizens Financial Group from Executive’s remit shall not amount to Good Reason (although for the avoidance of doubt the Company has not determined this matter and any such decision will be taken with consideration of the US context and any other such factors as the Board believes relevant);

“Group” means The Royal Bank of Scotland Group plc and each of its Subsidiaries and Affiliates, including the Company;

“Intellectual Property” means patents, rights to inventions, trade marks, service marks, registered designs (including applications for and rights to apply for any of them), unregistered design rights, trade or business names, domain names, rights in get-up, rights in goodwill or to sue for passing off, unfair competition rights, copyright and related rights, rights in computer software, database rights, topography rights, rights in Confidential Information (including know-how and trade secrets) and any similar rights in any country;

“LTIP” means The Royal Bank of Scotland Group plc 2010 Long Term Incentive Plan or any successor plans, as amended from time to time;

“Non-Competition Restricted Period” means the six (6) month period following the date that Executive ceases employment with the Company less any time spent on Garden Leave pursuant to Section 1(d) or Section 1(e) above;

“Non-Solicitation Restricted Period” means the twelve (12) month period following the date that Executive ceases employment with the Company less any time spent on Garden Leave pursuant to Section 1(d) or Section 1(e) above;

“Notice Period” means the period of time specified for prior written Notice of Termination under either Section 1(d) or 1(e) as the case may be;

“Notice of Termination” means a written notice indicating the specific termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated, to the extent applicable;

“Person” means any individual, corporation, partnership, trust or any other entity or organization;

“Price-Sensitive Information” means information relating directly or indirectly to particular securities or issuers of such securities (including members of the Group and third parties) which would, if generally available, be likely to have an effect on the price of such securities or related investments;

“RBS” means The Royal Bank of Scotland plc;

“Remuneration Committee” means the performance and remuneration committee of the Board, or any committee empowered by the Board in substitution for the Remuneration Committee;

“Retirement” means termination of employment (for any reason other than Cause, Disability or death) upon six (6) months’ prior written notice by Executive to the Company at any time after Executive attaining the age of sixty (60) or, with the prior written consent of the Group Chief Executive (which consent shall not be unreasonably withheld), at any time after Executive attaining the age of fifty-five (55); and

“Subsidiary” of any Person means any other Person of which securities or other ownership interests having voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

BRUCE VAN SAUN

/s/ Bruce Van Saun

RBS CITIZENS FINANCIAL GROUP, INC.

By:	/s/ Sheldon I. Goldfarb

	Name:	Sheldon I. Goldfarb

	Title:	Chief Legal Officer

EXHIBIT A

Agreed form of Release

Dear Mr. Van Saun:

This letter confirms that on [Date] you received this Separation and General Release Agreement (the “Agreement”). You have up to 21 days after your receipt of the Agreement to consider whether to sign and date the Agreement.

This Agreement sets forth our agreement with respect to the terms and conditions of your separation from RBS Citizens Financial Group, Inc. (the “Company”) and your release of any claims you may have, or have had against the Company and its present, former and future parents, subsidiaries, affiliates, divisions, branches and other offices and their respective successors, assigns, officers, agents, representatives, attorneys, fiduciaries, administrators, directors, stockholders and employees (collectively the “Bank”), relating to your employment with, or separation of employment from, the Company.

1. Termination Date. Your termination of employment shall be effective [Date] (“Termination Date”).

2. Separation Benefits. In consideration for timely signing this Agreement and for your complying with the terms herein, the Company agrees to [pay you a lump-sum payment of $[Amount] in accordance with the Company’s Separation Allowance Program less lawful deductions.] This shall be referred to as your “Separation Benefits.”

Please be advised however, your right to accrue a base salary, vacation pay, to receive short and long-term disability, to participate in the 401(k) plan, to participate in or remain eligible for any bonus or incentive award, or to participate in other benefits not specified above shall cease on your Termination Date.

The Company will deduct from the above payments all amounts required by applicable federal, state, and local law, and you are responsible for any and all tax liabilities which may be imposed upon you as a result of your receipt and acceptance of the Separation Benefits.

3. Benefits. The following benefits are available to you irrespective of whether you execute this Agreement.

a. Health Benefits and COBRA. You will continue your participation in the applicable medical, dental and vision coverage until midnight on the last day of the month in which your Termination Date falls. Participation in the Health Care Reimbursement Account ends as of your Termination Date. However, irrespective of whether you execute this Agreement, you may extend all of these benefits for up to an additional 18 months under COBRA, subject to the provisions of the American Recovery and Reinvestment Act of 2009. You will pay the full cost of coverage, plus a 2% administrative fee. Health Care Reimbursement Account participation is available on an after-tax basis only. (In some cases, COBRA coverage may be extended beyond 18 months. Please refer to the COBRA materials you will receive under separate cover for details).

Please be advised that if you extend coverage for at least one month, the first full calendar month after your exit date will continue at active employee rates and will not count towards the 18 months of COBRA. Please note that you can extend only the medical, dental, vision and Health Care Reimbursement Account coverage options you have in place at your exit date.

You will receive additional information about continuing your medical, dental and vision coverage, and continued Health Care Reimbursement Account participation in connection with COBRA under separate cover. If you do not receive COBRA information, please call the HR Service Center at 1.866.472.8234.

b. 401K Participation. Whether or not you sign this Agreement, the Company will provide you with a 401k matching contribution pursuant to the matching terms set forth in the Company’s 401k plan. Based on the rules of the Plan as indicated in the Plan Document you will be eligible for a true-up if you meet the requirements of a true-up.

c. Outplacement. Whether or not you sign this Agreement, the Company will provide you with professional outplacement benefits through Right Management Inc. This offer of outplacement benefits will remain open for a period of 180 days after your Termination Date. Please contact Right Management at [—] or via email at [—] to make an appointment.

4. Review Period. You have up to 21 days after receipt of this Agreement to consider whether to sign and return this Agreement. You understand that by entering into this Agreement and by accepting the Separation Benefits, you and the Company are agreeing to all of the terms and conditions set forth in this Agreement. If you agree to and accept the terms and conditions herein sign, date and return an original of this Agreement to RBS Citizens Financial Group, Inc., attn: [Name], [Address], no later than 21 days after your receipt of this Agreement. The offer presented in the Agreement expires at close of business on [Date].

THE COMPANY ADVISES YOU TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT AND GENERAL RELEASE. BY SIGNING THIS AGREEMENT AND GENERAL RELEASE YOU GIVE UP AND WAIVE IMPORTANT LEGAL RIGHTS.

5. No consideration absent execution of this Agreement and General Release. You understand and agree that you would not receive the Separation Benefits except for your execution of this Agreement and the fulfillment of the promises contained herein.

6. General Release. In consideration of the Company entering into this Agreement and providing you with the Separation Benefits, to which you would not otherwise be entitled, you agree that you and your heirs, executors, administrators and assigns hereby voluntarily, knowingly and willingly release the Bank from any and all claims that you now have or have had, including any and all claims which may have been brought by third-parties on your behalf, against the Bank arising out of your employment with the Company and/or the termination of that employment. Without limiting the generality of the foregoing, this Agreement is intended to and shall release the Bank from any and all claims, whether known or unknown, which you ever had, now have or may have against the Bank arising out of your employment and/or your separation from that employment, including but not limited to: (i) any claim under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Americans With Disabilities Act (“ADA”), the Americans with Disabilities Act Amendments Act of 2008 (“ADAAA”), the Employee Retirement Income Security Act of 1974 (“ERISA”), the Civil Rights Act of 1991, Title II of the Genetic Information Nondiscrimination Act of 2008 (“GINA”), the Pregnancy Discrimination Act, the retaliation provisions of the Fair Labor Standards Act (“FLSA”), the Occupational Safety and Health Act (“OSHA”), the Equal Pay Act of 1963 (“EPA”), the Lilly Ledbetter Fair Pay Act of 2009, the Family and Medical Leave Act of 1993 (“FMLA”), the National Labor Relations Act of 1935 (“NLRA”), Executive Order 11246, Section 503 of the Rehabilitation Act of 1973, the Sarbanes Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Uniformed Services Employment and Reemployment Rights Act (“USERRA”), the Fair Credit Reporting Act (“FCRA”), the Federal Insurance Contributions Act (“FICA”), the Immigration Reform and Control Act, the Worker Adjustment and Retraining Notification Act (“WARN”), and all applicable state and local laws, including but not limited to the Connecticut Fair Employment Practices Act, the Connecticut Family and Medical Leave Act, Connecticut Labor Law, Connecticut Wage Payment Laws, the Connecticut Whistleblower Law, Connecticut Worker’s Compensation Law, the New York Labor Law, New York Worker’s Compensation Law, the New York State Human Rights Law, the New York City Human Rights Law, the Illinois Worker Adjustment and Retraining Notification Act, Illinois Labor Law, the Illinois Wage Payment and Collection Act, the Illinois Human Rights Act, the Cook County Human Rights Ordinance, the Chicago Human Rights Ordinance; (ii) any claim for equitable relief or recovery of punitive, compensatory, or other damages or monies, attorneys’ fees, any tort, and all claims for alleged discrimination or retaliation based upon age, race, color, sex, gender identity, sexual orientation, genetic information, marital status, religion, national origin, ancestry, handicap, disability, veteran status or other characteristic protected by law; (iii) any claim under the Company pension, welfare, stock, or incentive plans (except for applicable rights to deferred compensation under the applicable RBS Deferral Plan, Executive Share Options Plan, Restricted Share Plan, Long Term Incentive Plan or any other deferred compensation plan under which you have unvested deferred compensation; (iv) any claim sounding in tort or contract (express or implied); (v) any claim for wages, commissions, bonuses, severance pay, holiday pay, vacation pay, life insurance, health or medical insurance, 401k matching, profit sharing contributions, any other payments and/or fringe benefits; and (vi) any claim for attorneys’ fees, costs, disbursements and/or the like.

By virtue of the foregoing, you agree that you have waived any damages and other relief available to you (including, without limitation, monetary damages, equitable relief and reinstatement) with respect to any claim or cause of action released above. Nothing herein, however, shall constitute a waiver of claims arising after you sign this Agreement, claims for enforcement of this Agreement or of claims for accrued, vested benefits under any employee benefit plan of the Bank in accordance with the terms of such plans and applicable law.

7. Additional Agreements. You also agree that:

a. this waiver and release includes waiver and release of all claims, demands, contracts, agreements, obligations, debts, liens, covenants, suits, attorneys’ fees, damages, judgments, causes of action, orders and liabilities by you and your heirs, executors, administrators or assigns against the Bank, whether known or unknown, asserted or unasserted, suspected or unsuspected, which you may have arising out of your employment with the Company or the termination of that employment, or as a result of any act, debts, accounts, covenants, contracts, agreements or promises which may have occurred or been made by any entity, employee, officer director or other authorized representative of the Bank at any time on or prior to the date of your execution of this Agreement, including claims for injunctive or declaratory relief, reinstatement, compensation for lost wages and benefits, compensatory and punitive damages, and costs of litigation, including attorneys’ fees.

b. you will not convey or otherwise disseminate any false or defamatory statements relating to or concerning the Bank, their officers or employees.

c. neither you nor your attorneys, agents, or representatives will in any manner publish, publicize or otherwise make known to any person the existence of or the terms and conditions of this Agreement except as may be required by law, administrative regulation, court order, subpoena, or for the purpose of enforcing this Agreement. This provision does not prohibit or restrict you (or your attorney) from responding to any inquiry, or providing testimony, about the Agreement or its underlying facts and circumstances by, or before, the Securities and Exchange Commission (SEC), Financial Industry Regulatory Authority (“FINRA”), any other self-regulatory organization, or any other federal or state regulatory authority.

d. you will keep entirely confidential and will not, directly or indirectly, disclose any trade secrets, proprietary information, process or program developed by the Bank, and you will not disclose any such information concerning the Bank or its customers or counterparties, except such information as is already public information or becomes public through no action of your own. For avoidance of doubt, you agree to keep strictly confidential any and all RBS trading positions of which you have knowledge. Nothing herein shall prevent you from complying with any valid subpoena, or order of any judicial or regulatory authority, seeking such information provided that you notify the Company within three (3) days of receiving any such legal process. Notification should be sent via overnight courier to [Name] at [Address].

e. any software programs, computer systems, configurations or processes developed by you or by the Bank’s employees under your direction (collectively, “Intellectual Property”) are the sole and exclusive property of the Bank, and you will not assert a claim of ownership or license with respect to such Intellectual Property.

f. following your separation from the Company, that you will cooperate fully and in good faith with the Bank in connection with any defense, prosecution or investigation concerning any actual or potential litigation or administrative proceeding, investigation or review in which you may be involved as a party, non-party or witness. Your cooperation shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial, cooperating in discovery, providing truthful affidavits, and otherwise acting as a witness on the Bank’s behalf at reasonably convenient times as may be required or deemed necessary by the Bank, all without the necessity of being subpoenaed. The Company shall, at your request, reimburse you for the reasonable out-of-pocket expenses that you incur in the performance of your obligations under this paragraph.

g. you acknowledge and agree that the Bank shall have no duty or obligation to consider any application by you for re-employment or reinstatement (whether as an employee, consultant, contractor or otherwise). However, in the event that you are re-hired/reinstated, the Bank reserves its right to recoup all or part of your Separation Benefits. Please be advised, in such circumstances, any portion of the Separation Benefits which you do retain shall continue to act as sufficient consideration to support this Agreement.

8. Your Affirmations. In executing this Agreement, you affirm that:

a. you have had a reasonable amount of time to consider signing this Agreement, are able to read and understand this Agreement, and you understand its meaning and effect.

b. you have not filed, caused to be filed, or presently are a party to any charge or claim against the Bank or any employee, officer, director, entity or other sub-part thereof, whether judicial, administrative or otherwise.

c. with the exception of any previously communicated deferred compensation, you have been paid and/or have received all compensation, wages, bonuses, commissions, and/or benefits to which you may be entitled.

d. none of the Bank’s decisions regarding your pay and benefits through the date of your execution of this Agreement was discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by applicable law.

e. you have been granted any leave to which you were entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws.

f. you have no known workplace injuries or occupational diseases.

g. you have not divulged any proprietary or confidential information of the Bank, including its trading positions, and will continue to maintain the confidentiality of such information consistent with any of the Bank’s policies and your agreement(s) with any employee, officer, director or entity of the Bank.

h. you will continue to comply with Sections 7, 8, 9 and 11 of the Executive Employment Agreement between you and the Company dated [Date], 2013, which provisions shall remain in full force and effect notwithstanding your separation from employment with the Company.

i. you have no knowledge of any fraudulent activity or any act(s) which would form the basis of a claim of fraudulent or illegal activity by the Company (including any allegations of corporate fraud or securities laws violations) and, further, you have not been retaliated against for reporting any such allegations of wrongdoing by the Bank or its employees, agents, officers or directors.

j. you have not assigned or transferred to any person not a party to this Agreement any claim being released by this Agreement or any part thereof, and you shall defend, indemnify, and hold harmless the Bank from any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer.

k. you have returned to the Company in good working condition all property of the Bank, including equipment such as blackberries and laptops, documents and customer files, within your possession.

l. you have repaid any and all outstanding balances in association with your corporate credit card as of the date of the execution of this Agreement, and have incurred no additional charges that will be due for payment after your execution of this Agreement.

9. Voluntary Release and Waiver. The release and waiver of claims set forth in the Agreement is an essential and material part of the Agreement. Your release and waiver of rights and claims is voluntary and knowing, without duress or coercion, and you elect to execute this Agreement on this date.

10. Sufficiency of Consideration. You acknowledge and agree that the Separation Benefits offered to you herein provide sufficient consideration to support the agreements, affirmations, releases and waivers that you are making by entering into the Agreement. You further acknowledge and agree that the Separation Benefits are only being provided to you in exchange for the agreements, affirmations, releases and waivers you are making by entering into the Agreement and that the Separation Benefits constitute valuable consideration to which you are not otherwise entitled.

11. Non-admission of wrongdoing. The Parties agree that neither this Agreement nor the furnishing of Separation Benefits for this Agreement shall be deemed or construed at any time for any purpose as an admission by the Company or the Bank of wrongdoing or evidence of any liability or unlawful conduct.

12. Severability. If any portion of the Agreement is determined to be illegal or unenforceable in a legal forum, or by an arbitrator, with competent jurisdiction to so determine, that portion is deemed severable, such that the release and waiver shall remain valid and binding in full force and effect.

13. Governing Law. This Agreement shall be governed by and construed in accordance with New York law without giving effect to the conflict of laws provisions thereof.

14. Arbitration. The parties agree that this Agreement and any disputes relating thereto, including, but not limited to, disputes pertaining to claims of discrimination, shall be arbitrated before a single arbitrator chosen from the employment panel of JAMS Alternative Dispute Resolution (“JAMS”) and subject to the JAMS rules for resolving employment disputes unless another forum or set of rules mutually agreed to by the parties. The decision of the arbitrator(s) in connection with such arbitration shall be final, and judgment upon any award granted pursuant to such arbitration may be entered in any court having jurisdiction.

15. Integration Clause. This Agreement may not be changed orally, and it sets forth the complete agreement between you and the Company pertaining to your separation of employment and provision of the Separation Benefits from the Company.

16. Review Period. You received this Agreement on [Date] and have been given a period of 21 days from then to decide whether to sign it. You may sign before the end of the 21 day period (though you are under no obligation to do so) and you acknowledge that you are voluntarily and knowingly waiving your right, without duress or coercion, to consider this Agreement during the full Review Period. For avoidance of doubt, the last day for you to sign this Agreement for it to be effective is [Date].

Please indicate your agreement with the foregoing by signing in the place indicated below. The signed Agreement should be returned to [Name], at [Address].

Sincerely,

[Name]
Human Resources

ACCEPTED AND AGREED on      of                     , [Year]

BRUCE VAN SAUN